Exhibit 4.35

Execution Version

THIRD AMENDMENT TO ASSET PURCHASE AGREEMENT

This THIRD AMENDMENT TO ASSET PURCHASE AGREEMENT (this “Amendment”), dated as of October 9, 2023, is entered into between Genomic Health, Inc., a Delaware corporation (“GHI” or “Seller”), and MDxHealth SA a limited liability company (société anonyme) organized and existing under the laws of Belgium (“MDx” or “Buyer”). Capitalized terms used but not defined herein shall have the respective meanings given to such terms in the Purchase Agreement (as defined below).

RECITALS

A. Seller and Buyer entered into an Asset Purchase Agreement (as amended, restated, supplemented or otherwise modified prior to the date hereof in accordance with the terms therein, the “Purchase Agreement”), dated as of August 2, 2022, pursuant to which, Seller sold and assigned to Buyer, and Buyer purchased and assumed from Seller, the Purchased Assets and the Assumed Liabilities related to the Business, subject to the terms and conditions set forth therein.

B. Pursuant to Section 3 of the Second Amendment to Asset Purchase Agreement Purchase Agreement, dated as of August 23, 2023 (the “Second APA Amendment”), Buyer agreed to issue 2,500,000 new Buyer Ordinary Shares, delivered to Seller in the form of 250,000 Buyer ADSs, no later than thirty (30) days after the Second Closing Date.

C. Buyer and Seller desire to amend the Purchase Agreement as set forth herein to allow an additional thirty (30) days for Buyer to deliver to Seller the Second Closing Equity Consideration.

D. Section 10.09 of the Purchase Agreement provides that the Purchase Agreement may only be amended, modified, or supplemented by an agreement in writing signed by Seller and Buyer, and Seller and Buyer desire to amend the terms of the Purchase Agreement as set forth herein by entering into this Amendment.

NOW, THEREFORE, in consideration of the mutual representations, warranties and agreements contained in this Amendment and the Purchase Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

1. Amendment to Section 3(b) of Second APA Amendment. Section 3(b) of the Second APA Amendment is hereby amended as follows, where strikethroughs indicate deletions and bold, underline, italics indicate additions:

(b) For the purpose of Contribution of the Second Closing ADS Payable, the amount of the Second Closing ADS Payable shall be converted into euro on the basis of the relevant USD/EUR exchange ratio as shall be published by the European Central Bank (“ECB”) on https://www.ecb.europa.eu/stats/policy_and_ exchange_rates/euro_reference_exchange_rates/html/index.en.html (or such other relevant website of the ECB) (the “Exchange Rate”) on the Business Day preceding the date of the relevant notarial deed in which the issuance of the relevant Buyer Ordinary Shares underlying the Buyer ADSs and the corresponding capital increase are established, and whereby final amount in euro will be rounded down to the nearest two decimals. Provided that Seller has delivered an executed Contribution Confirmation as contemplated by Section 4 on the Second Closing Date, the Buyer Ordinary Shares shall be issued and the Buyer ADSs shall be delivered to the Seller no later than ~~thirty (30)~~ sixty (60) days after the Second Closing Date.

2. Full Force and Effect. Except as expressly amended hereby, each term, provision, exhibit and schedule of the Purchase Agreement is hereby ratified and confirmed and remains in full force and effect. This Amendment may not be amended except by an instrument in writing signed by the parties hereto. Except as expressly set forth herein, the execution, delivery and effectiveness of this Amendment shall not operate as a waiver of any right, power or remedy of the parties to the Purchase Agreement, nor constitute a waiver of any provision of the Purchase Agreement (or an agreement to agree to any future amendment, waiver or consent).

3. Counterparts; Electronic Delivery. This Amendment may be executed in counterparts, each of which shall be deemed an original, but all of which together shall be deemed to be one and the same agreement. A signed copy of this Amendment delivered by facsimile, e-mail or other means of electronic transmission shall be deemed to have the same legal effect as delivery of an original signed copy of this Amendment.

4. Additional Miscellaneous Terms. The provisions of Article X (Miscellaneous) of the Purchase Agreement shall apply mutatis mutandis to this Amendment, and to the Purchase Agreement as modified by this Amendment, taken together as a single agreement, reflecting the terms as modified hereby.

[Signature page follows]

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed as of the date first written above by their respective officers thereunto duly authorized.

GENOMIC HEALTH, INC.

By	/s/ Andy Muller
Name:	Andy Muller
Title:	Senior Director, Business Development

MDXHEALTH SA

By	/s/ Michael McGarrity
Name:	Michael McGarrity
Title:	CEO

[Signature Page to Third Amendment to Purchase Agreement]